EXHIBIT 99.1

EasyLink Services International Corporation Announces Fourth Amendment to the Securities Purchase Agreement with
York Capital Management

EasyLink Prepays $12 Million of York Indebtedness Without Prepayment Penalty

NORCROSS, GA – January 7, 2009 – EasyLink Services International Corporation (“EasyLink” or “Company”) (NasdaqCM: ESIC, www.easylink.com), a global provider of comprehensive messaging services and e-commerce solutions, today announced the entry into a Fourth Amendment to the Securities Purchase Agreement (the “Agreement”) with York Capital Management and certain of its affiliates (collectively, “York”) on December 31, 2008.

Pursuant to the Fourth Amendment:

•	EasyLink paid $12 million that was applied 100% to the principal on certain of the outstanding notes held by York without incurring the 25% prepayment penalty provided in the notes.

•	York agreed to forgo the excess cash sweep offer from the Company for its first fiscal quarter ended October 31, 2008 of approximately $2.2 million.

•	York agreed not to apply Section 4.14(a) of the Agreement to the Company until the Company’s fiscal quarter ending July 31, 2009.

•	If the Company can secure alternate financing on acceptable terms, York agreed to waive the 25% prepayment penalty with respect to the additional prepayment of $30 to $35 million of certain of the notes held by it.

“We are fortunate that our financial partners are giving us the opportunity to retire our debt earlier than was called for in our original agreement and to do so on terms that are more favorable to the Company,” says Thomas J. Stallings, EasyLink chief executive officer. “Although this payment reduces our current cash balance, we will realize substantial cash savings over the life of these outstanding notes.”

About EasyLink Services International Corporation
EasyLink Services International Corporation (EasyLink) (NasdaqCM: ESIC), headquartered in Norcross, GA, is uniquely positioned to deliver a variety of messaging services that range from simple web-based fax delivery for small businesses to sophisticated fax hosting, tailored corporate e-mail messaging, EDI business-to-business exchanges and specialized telex protocol transmissions for marine and finance industries. With over two decades of servicing customers around the globe, EasyLink has established a proven track record for providing effective, reliable and secure communications. For more information on EasyLink, visit www.easylink.com.

Forward-Looking and Cautionary Statements
Except for the historical information and discussion contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those indicated by such forward-looking statements. These and other risk factors are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K, the Company’s quarterly reports on Form 10-Q and the Company’s other filings with the U.S. Securities and Exchange Commission. These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

Contact:

Glen Shipley
Chief Financial Officer
EasyLink Services International Corporation
687-533-8004